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                                                                    EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER SHARE

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
                                                                                 Year            Three Months
                                                                                 Ended               Ended
                                                                              December 31,         March 31,
                                                                                 2005                2006
Basic:
Net income .................................................................  $2,904,000          $4,473,000


Shares as adjusted:
   Weighted average common shares outstanding ..............................  13,259,802          15,179,616
   Conversion of convertible debt June 30, 2005 ............................   1,917,496                   -
Restricted stock units .....................................................       8,073              28,082
                                                                            ------------        ------------
Shares as adjusted .........................................................  15,185,371          15,207,698
                                                                            ============        ============
Net income per share .......................................................       $0.19               $0.29
                                                                            ============        ============

FULLY DILUTED:
Net income .................................................................  $2,904,000          $4,473,000
Interest income adjustment for convertible Debt converted June 30, 2005,
  net of tax ...............................................................     225,576                   -
                                                                            ============        ============
Net income as adjusted .....................................................   3,129,576           4,473,000
Shares as adjusted:
   Weighted average common shares outstanding ..............................  13,259,802          15,179,616
   Conversion of convertible debt June 30, 2005 ............................   1,917,496                   -
Restricted stock units .....................................................       8,073              28,082
Assumed conversion of Series A convertible preferred stock .................   2,770,803           2,811,373
Assumed conversion of Series B convertible preferred stock .................     187,993             748,429
  Incremental shares from outstanding stock options as determined under the
    treasury stock method ..................................................     169,784             169,784
Contingently issuable shares                                                           -              32,071
                                                                            ------------        ------------
Shares as adjusted .........................................................  18,313,951          18,969,355
                                                                            ============        ============
Pro forma net income per share .............................................       $0.17               $0.24
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